FORM OF UNSECURED CONVERTIBLE DEBENTURE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE SHALL NOT TRADE SUCH SECURITIES BEFORE JANUARY 21, 2014.

THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.

Issue Date: September 20, 2013

Conversion Price: $1.50 per Conversion Share (subject to adjustment as contemplated herein)

UNSECURED CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, MERUS LABS INTERNATIONAL INC. (the “Company”) promises to pay to [NAME OF HOLDER] or its registered assigns (the “Holder”), the principal sum of $[PRINCIPAL AMOUNT] in lawful currency of Canada (the “Principal Amount”) on or before September 20, 2018 (the “Maturity Date”), subject to the terms and conditions hereof. This Debenture shall bear interest calculated per quarter at the Interest Rate (as defined herein).

This Debenture is subject to the following additional terms and conditions:

1.	Definitions

1.1

For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (i) capitalized terms not otherwise defined herein have the meanings given to such terms in the Subscription Agreement (as defined herein), and (ii) the following terms shall have the following meanings:

(a)

“Business Day” means any day except Saturday, Sunday and any day which shall be a statutory holiday in the province of Ontario or a day on which banking institutions in the province of Ontario are authorized or required by law or other government action to close;

(b)	“Common Shares” means the common shares in the capital of the Company and shares of any other class into which such Common Shares may hereafter have been reclassified or changed;

(c)	“Conversion Date” has the meaning set forth in Section 4.2 hereof;

(d)

“Conversion Price” means (i) $1.50 per Conversion Share with respect to the Principal Amount and (ii) the greater of (A) $1.50 per Conversion Share and (B) the Market Price on the date of any Notice of Conversion per Conversion Share for any accrued but unpaid interest on the Principal Amount;

(e)	“Conversion Share” means a Common Share issuable upon conversion of the Principal Amount and any accrued but unpaid interest thereon;

(f)	“Debenture” means this unsecured convertible debenture;

(g)	“Interest Rate” means 8% per annum;

(h)	“Issue Date” means September 20, 2013;

(i)	“Market Price” has the meaning ascribed to it in the TSX Company Manual;

(j)	“Person” means a corporation, association, partnership, organization, business, individual, government or political subdivision thereof;

(k)	“Principal Amount” means the principal amount as may be due and owing by the Company to the Holder from time to time under this Debenture;

(l)

“Subscription Agreement” means the Subscription Agreement, dated as of September 20, 2013, to which the Company and the Holder are parties and pursuant to which the Holder agreed to purchase this Debenture;

(m)

“Trading Day” means a day on which the Common Shares are traded on the TSX or other trading market on which the Common Shares are then listed or quoted, provided that, in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day; and

(n)	“TSX” means the Toronto Stock Exchange.

1.2	Unless otherwise provided, all dollar amounts referred to in this Debenture are in lawful money of Canada.

2.	Subscription Agreement and Senior Security

2.1

This Debenture has been issued pursuant to the Subscription Agreement, is subject in all respects to the terms of the Subscription Agreement, and incorporates the terms of the Subscription Agreement to the extent that they do not conflict with the terms of this Debenture. This Debenture may not be transferred or exchanged without the prior written consent of the Company and then only in compliance with applicable securities laws and regulations.

2.2

The Holder acknowledges and agrees that, notwithstanding the provisions of this Debenture, this Debenture is subject to the Subordination and Postponement Agreement executed by the Holder, the Royal Bank of Canada, and the Company on September 20, 2013.

3.	Interest

3.1

The Principal Amount shall bear simple interest both before and after maturity, default and judgment from and including the Issue Date to the date of repayment in full at the Interest Rate. Such interest will be calculated quarterly, not in advance, on the basis of a year of 365 days and payable on the first day of each fiscal quarter of the Company.

4.	Conversion

4.1

At any time after the Issue Date until the Maturity Date, and provided that this Debenture is then outstanding, the Principal Amount then outstanding and any accrued but unpaid interest thereon may be converted into Conversion Shares at the option of the Holder, in whole or in part, at any time and from time to time. The Holder shall convert a minimum of $50,000 of the Principal Amount for any conversion, unless there is less than $50,000 of the Principal Amount then outstanding.

4.2

The Holder shall effect conversions by delivering to the Company a duly completed and executed Notice of Conversion in the form attached hereto as Appendix A (a “Notice of Conversion”), specifying the amount of the Principal Amount and any accrued but unpaid interest thereon to be converted and the date on which such conversion is to be effected (a “Conversion Date”), which date shall not be more than ten (10) days following the date of delivery of the Notice of Conversion. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that is five (5) days following the date of delivery of the Notice of Conversion. To effect conversions hereunder, the Holder shall not be required to physically surrender the Debenture to the Company unless the entire Principal Amount has been converted.

4.3

If the trading price of the Shares closes at $2.30 or greater on the TSX or NASDAQ for 20 consecutive Trading Days, the Company may provide, at its sole option, notice to the Holder that the Principal Amount and any accrued but unpaid interest thereon, or any portion thereof, must be converted pursuant to the terms of the Debenture.

4.4

Any conversions of the Principal Amount hereunder shall have the effect of lowering the outstanding Principal Amount in an amount equal to the applicable amount of the Principal Amount being converted. The Holder and the Company shall maintain records showing all Principal Amounts and/or any accrued but unpaid interest converted and the date of such conversions. The Company shall deliver any objection to any Notice of Conversion within five (5) Business Days of receipt of such notice. The Holder, by acceptance of this Debenture, acknowledges and agrees that, following conversion of a portion of the Principle Amount of this Debenture, the unpaid and unconverted Principal Amount may be less than the amount stated on the face hereof.

4.5	The number of Conversion Shares issuable upon any conversion shall be determined by the sum of:

(a)	the quotient obtained by dividing (x) by (y) where (x) is equal to the amount of the Principal Amount and (y) is the Conversion Price for the Principal Amount; and

(b)	the quotient obtained by dividing (w) by (z) where (w) is equal to the amount of accrued but unpaid interest and (z) is the Conversion Price for the accrued but unpaid interest.

4.6	Any Conversion Shares issuable upon the conversion of accrued but unpaid interest is subject to the approval of the TSX.

4.7

Not later than ten (10) Trading Days after any Conversion Date, the Company will deliver to the Holder a certificate representing the number of Conversion Shares being issued, which certificate shall bear such restrictive legends and trading restrictions as are required by applicable laws and by the TSX.

4.8

If the Company shall at any time or from time to time, while any Principal Amount is still outstanding, effect a subdivision or consolidation of the outstanding Common Shares, the Conversion Price in effect immediately before a subdivision shall be proportionately decreased, and, conversely, the Conversion Price in effect immediately before a consolidation shall be proportionately increased. Any adjustment under this Section 4.8 shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

4.9

If the Company at any time or from time to time while this Debenture is outstanding, issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable solely in Common Shares, the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the sum of the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4.9 to reflect the actual payment of such dividend or distribution.

4.10

If at any time while this Debenture is outstanding, (i) the Company effects any merger, consolidation, amalgamation, arrangement or combination of the Company with or into another entity, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their Common Shares for other securities, cash or property, or (iv) the Company effects any reclassification or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (other than a subdivision, consolidation or dividend provided for elsewhere in this Section 4) (in any such case, a “Fundamental Change”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one Common Share (the “Alternate Consideration”). If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Change. In the event of a Fundamental Change, the Company or the successor or purchasing entity, as the case may be, shall execute with the Holder a written agreement providing that:

(a)	this Debenture shall thereafter entitle the Holder to purchase the Alternate Consideration; and

(b)

in the case of any such successor or purchasing entity, upon such consolidation, merger, amalgamation, arrangement, statutory exchange, combination, sale or conveyance, such successor or purchasing entity shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Debenture and the Subscription Agreement entered into in connection with the issuance of this Debenture.

4.11

If, in the case of any Fundamental Change, the Alternate Consideration includes shares, other securities, other property or assets of an entity other than the Company or any such successor or purchasing entity, as the case may be, then such written agreement shall also be executed by such other entity and shall contain such additional provisions to protect the interests of the Holder as the board of directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Change shall issue to the Holder a new Debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such Debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4 and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change.

4.12

If at any time after the issuance of the Convertible Debenture and prior to the Maturity Date, the Company issues or distributes to the holders of all or substantially all of the outstanding Common Shares, securities of the Company, including rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or property or assets, including evidences of indebtedness, other than dividends or distributions paid in the ordinary course and other than as provided herein, or a record date for any of the foregoing events occurs, there will be an appropriate adjustment in the number of Conversion Shares to be issued in accordance with this Section or, at the option of the Company and subject to the approval of the TSX, such securities, property or assets may be issued to the Holder and, for the same aggregate consideration payable, if any, in addition to the number of Conversion Shares to which such Holder was theretofore entitled, the Holder will be entitled to receive such securities, property or assets as if, on the record date at which holders of Common Shares are determined for the purpose thereof, such Holder had been the registered holder of the number of Conversion Shares to which the Holder was then entitled.

4.13

The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares, Conversion Shares for the purpose of issuance upon conversion of the Debenture, free from pre-emptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such number of Conversion Shares as shall be issuable upon the conversion of the Principal Amount and accrued but unpaid interest thereon. The Company covenants that all Conversion Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

4.14

Upon a conversion hereunder, the Company shall not be required to issue share certificates representing fractions of Conversion Shares and the Company shall be entitled to round the number of Conversion Shares down to the nearest whole number. The Company shall issue cash to the Holder in lieu of any fractional Conversion Share. The Holder agrees to waive any rights or entitlements to fractional Conversion Shares that the Holder may have in connection with a conversion hereunder.

4.15

In each case of an adjustment or readjustment provided under this Section 4, the Company, at its own expense, shall cause its Secretary or other officer as directed by the board of directors of the Company to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to the Holder in accordance with Section 8.1. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. No adjustment in the Conversion Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

5.	Prepayment

5.1	Subject to conversion as set forth in Section 4.4 hereof, the Principal Amount of the Convertible Debenture may only be prepaid with the prior written approval of the Holder.

6.	Limitations on Conversion

6.1

The Holder shall not have the right to convert any portion of the Principal Amount plus any accrued but unpaid interest thereon pursuant to the terms and conditions of this Debenture to the extent that, after giving effect to such conversion, the Holder (together with the Holder’s affiliates and Persons acting jointly or in concert with such Persons (together, the “Joint Actors”)) would beneficially own in excess of 19.9% (the “Maximum Percentage”) of the number of Common Shares outstanding immediately after giving effect to such conversion on a diluted basis, assuming the conversion of all securities of the Joint Actors which are convertible into Common Shares within sixty (60) days from the proposed Conversion Date, including without limitation, the Conversion Shares issuable upon conversion of this Debenture.

7.	Events of Default

7.1	The occurrence of any of the following shall constitute an “Event of Default” under this Debenture:

(a)

the Company failing to pay any Principal Amount or interest payment thereon on the due date hereunder and such failure continuing for ten (10) days after written notice thereof is delivered to the Company by the Holder advising of such failure to pay;

(b)

the Company failing to observe or perform any other material covenant contained in this Debenture or the Subscription Agreement which failure is not cured, if possible to cure, within thirty (30) calendar days after notice of such default is sent by the Holder to the Company;

(c)

the Company (i) applying for or consenting to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) being unable, or admitting in writing its inability, to pay its debts generally as they mature, (iii) making a general assignment for the benefit of its or any of its creditors, (iv) being dissolved or liquidated in full or in part (v) commencing a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consenting to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) taking any action for the purpose of effecting any of the foregoing; and

(d)

proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect being commenced and an order for relief entered or such proceeding is not dismissed or discharged within thirty (30) days of commencement.

7.2

Upon the occurrence or existence of any Event of Default and following the expiry of any applicable grace periods and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding amounts payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in subsections 6.1(c) hereof, immediately and without notice, all outstanding amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

8.	Notices

8.1

Any notice required or permitted to be given to the Company or the Holder will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of the party set forth below or such other address as such party may specify by notice in writing to the other party, and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by facsimile or other electronic communication, on the date sent, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered:

To the Company:

100 Wellington St. West
Suite 2110, P.O. Box 151
Toronto, ON M5K 1H1 Canada

Attention: Chief Financial Officer
Facsimile: 416.593.4434
Email: apatient@meruslabs.com

with a copy, which shall not constitute notice, to:

Clark Wilson LLP
Barristers and Solicitors
900 – 885 West Georgia Street
Vancouver, British Columbia V6C 3H1

Attention: Stewart Muglich
Facsimile: 604.891.7701
Email: slm@cwilson.com

To the Holder:

[ADDRESS]

Fax:

Attention:

With a copy to:

9.	Exchange or Replacement of Debenture

9.1

The Holder may, at its option, in person or by duly authorized attorney, surrender this Debenture for exchange at the principal business office of the Company and receive in exchange therefor a new Debenture in the same principal amount as the unpaid Principal Amount of this Debenture and bearing interest at the same annual rate as this Debenture, each such new Debenture to be dated as of the date of this Debenture and to be in such Principal Amount as remains unpaid and payable to such Holder.

9.2

Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Debenture and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Debenture, if mutilated, the Company will deliver a new Debenture of like tenor in lieu of this Debenture. Any Debenture delivered in accordance with the provisions of this Section 9.2 shall be dated as of the date of this Debenture.

10.	Governing Law

10.1

All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to the principles of conflicts of law thereof.

11.	Waivers

11.1

The Company hereby waives presentment, demand for payment, notice of dishonour, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Debenture. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Holder and then only to the extent set forth therein.

12.	Amendments

12.1	Subject to the provisions of the Subscription Agreement, this Debenture may not be amended without the express written consent of both the Company and the Holder.

13.	Severability

13.1

If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

14.	Next Business Day

14.1	Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

15.	Time of the Essence

15.1	Time will be of the essence of this Debenture.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

MERUS LABS INTERNATIONAL INC.

Per:
Authorized Signatory

APPENDIX A

NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert principal and, if applicable, any accrued but unpaid interest due under the Debenture of MERUS LABS INTERNATIONAL INC., a company incorporated pursuant to the laws of the province of British Columbia (the “Company”), into Conversion Shares according to the terms and conditions of the Debenture, as of the date written below. If Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. Capitalized terms used herein and not otherwise defined shall have the meanings set out in the Debenture.

The undersigned agrees to comply with applicable securities laws in connection with any transfer of the aforesaid Conversion Shares.

Conversion Date:

Applicable Conversion Price:	$1.50

Principal Amount to be converted:	$

Accrued but unpaid interest to be converted:	$

Principal Amount of Debenture unconverted:	$

Register the Conversion Shares in the following name and address:

Signature of the Holder:

Name:

Address:

Phone Number:

Email Address: